                                                                 EXHIBIT (a)(20)


Re: Amendment and Supplement to Ariba Stock Option Exchange Program. Please read this message in its entirety.

Dear Ariba Employees:

This letter discusses important amendments to the Ariba Stock Option Exchange Program and provides supplemental information to the Offer to Exchange which you should consider in deciding whether to participate in (or modify or rescind your participation in) the Ariba Stock Option Exchange Program. Any terms that are not otherwise defined in this letter shall have the meanings given to them in the Offer to Exchange.

Amendments to Offer to Exchange
-------------------------------

The management team has decided to amend the Ariba Stock Option Exchange Program in a manner that we believe may substantially benefit Ariba employees and stockholders alike. Under the existing program, for each option included in the exchange, participating employees will receive a new option to purchase a number of shares equal to the number of shares underlying the cancelled option (i.e., a one-for-one exchange) on the replacement grant date.

Under the exchange program as revised by this letter, participating employees will have the opportunity to receive for each option included in the exchange, and in addition to the one-for-one replacement option described above, an additional option (the "Bonus Option") to purchase a number of shares that will be based upon the last reported sale price of Ariba's common stock on the replacement grant date. The table below sets forth the number of shares that will underlie each Bonus Option, as a fraction of the number of shares underlying the cancelled option. As you can see, this number increases for each successive 25% increase in Ariba's stock price (starting from a base of $5.00). In the case of fractional shares, Bonus Options will be rounded to the nearest whole share based on the aggregate number of shares underlying such Bonus Options.

        Ariba Stock Price on Replacement Grant Date           Number of shares underlying Bonus Option
        -------------------------------------------           ----------------------------------------
        $5.00 or below                                          Number cancelled times 0.0
        $5.00 to $6.24                                          Number cancelled times 0.0
        $6.25 to $7.80                                          Number cancelled times .08
        $7.81 to $9.76                                          Number cancelled times .16
        $9.77 to $12.20                                         Number cancelled times .24
        $12.21 to $15.25                                        Number cancelled times .32
        $15.26 to $19.06                                        Number cancelled times .40
        $19.07 to $19.99                                        Number cancelled times .48
        $20.00 or above                                         Number cancelled times .50

Each new option and Bonus Option will vest on the same schedule as the options you elect for exchange and have other terms and conditions that are substantially the same as those of the cancelled options. However, the Bonus Option will differ from the new option in that (i) it is expected to be a nonstatutory stock option, irrespective of whether any portion of the underlying cancelled option was an incentive stock option, and (ii) it may, at the discretion of Ariba's Board of Directors, be granted at a date after the replacement grant date (but in no event later than January 31, 2002).

The exercise price of each is new option and Bonus Option will equal the last reported sale price of Ariba common stock on the replacement grant date.

Because these changes to the Offer to Exchange are material, Ariba is extending the offer, as required under the Offer to Exchange and appicable securities law regulations. We believe this minor delay is worth taking in order for Ariba employees to have the opportunity to realize the benefits of the program modifications. The dates and times associated with the program as amended by this letter are set forth in the table below:

Deadline to elect to participate or to rescind your
election to participate:                              9:00 P.M. PDT on May 11, 2001

Cancellation date of existing options:                May 14, 2001

Replacement Grant Date:                               On or after November 15, 2001, but no later than
                                                      January 4, 2002

Bonus Option grant date:                              On or after the Replacement Grant Date, but no later than
                                                      January 31, 2002

Furthermore, existing options eligible for exchange now include all options held by any employee below senior vice president level granted on or before May 11, 2001. Individuals participating in the program must now elect to include all options granted on or after November 14, 2000 (previously on or after October 30, 2000) in their exchange election, and may include any or all options granted prior to November 14, 2000 (previously prior to October 30, 2000) in their exchange election. Each of these dates remains subject to change should Ariba again elect to extend the deadline.

If you have already submitted an election form, you now have until May 11, 2001 at 9:00 P.M. Pacific Daylight Time to either make a change or to rescind the form. If you do not wish to change your election, you do not need to take further action and will be eligible to receive the Bonus Option as discussed below. Please note, however, that any previously submitted elections that have not been rescinded will be subject to the new dates as described in the preceding paragraph. If you have not yet submitted an election form but wish to participate, you now have until May 11, 2001 at 9:00 P.M. Pacific Daylight Time to make such election.

The Election Concerning Exchange of Stock Options is available on the stock option exchange web site at [links participants to a web site which contains the Election Concerning Exchange of Stock Options]. You should use this revised form if you have not yet submitted an election form but wish to participate, or if you wish to change your previous election.

Except as expressly provided in this letter, the terms of the Offer to Exchange, dated February 8, 2001, remain unchanged. The terms and conditions of the Bonus Options, except as provided in this letter, will be the same as those of the new options as described in the Offer to Exchange.

We do not expect that option holders who exchange outstanding options for new options will be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We do not expect that, at the date of grant of the new options, the option holders will be required to recognize additional income for federal income tax purposes. We do not expect that the grant of these options will be recognized as taxable income.

Supplemental Information
------------------------

In deciding whether to participate in (or to modify or rescind your participation in) the Ariba Stock Option Exchange Program, please consider the financial information attached to this letter (which supplements the Offer to Exchange) in making your decision.

On April 25, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $6.92 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. In addition, as previously noted in my e-mail on April 6, the Company issued a press release on April 20, 2001 announcing its final fiscal second quarter results ended March 31, 2001. A copy of this press release can be viewed on Ariba's Investor Relations web site at www.ariba.com or obtained from Investor

                                       -------------
Relations.

We are excited about these changes to the Ariba Stock Option Exchange Program and look forward to the opportunity to reward Ariba employees for their hard work during these challenging economic times.

Bob


E-MAIL ATTACHMENT:

Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended September, 1999 and 2000 and the selected historical balance sheet data as of September 30, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended September, 2000 that have been audited by KPMG LLP, independent public accountants. The selected historical statement of operations data for the three months ended December 31, 1999 and December 31, 2000 and the selected historical balance sheet data as of December 31, 2000, which are included in our quarterly report on Form 10-Q for the quarter ended December 31, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                             Year Ended September 30,    Three Months Ended December 31,
                                                            --------------------------  ---------------------------------
                                                               2000          1999              2000              1999
                                                            --------------------------  ---------------------------------
                                                                                                    (unaudited)
Statement of Operations Data (in thousands, except per
 share amounts):
Revenues:
  License.................................................    $  198,790     $ 26,768        $  128,911         $ 15,784
  Maintenance and service.................................        80,249       18,604            41,322            7,695
                                                              ----------     --------        ----------         --------
     Total revenues.......................................       279,039       45,372           170,233           23,479
Cost of revenues:
  License.................................................        12,572          724             8,686              321
  Maintenance and service (exclusive of stock-based
   compensation expenses).................................        34,947        8,089            22,645            3,121
                                                              ----------     --------        ----------         --------
     Total cost of revenues...............................        47,519        8,813            31,331            3,442
                                                              ----------     --------        ----------         --------
  Gross profit............................................       231,520       36,559           138,902           20,037
                                                              ----------     --------        ----------         --------
Operating Expenses:
  Sales and marketing (exclusive of stock-based
   compensation expenses).................................       207,234       33,859            83,688           19,774

  Research and development (exclusive of stock-based
   compensation expenses).................................        39,017       11,620            20,789            4,443

  General and administrative (exclusive of stock-based
   compensation expenses).................................        29,172        7,917            16,395            3,421

  Amortization of goodwill and other intangible assets....       688,588           --           328,528               --
  In-process research and development.....................        27,350           --
  Business partner warrants...............................        29,251           --            12,783               --
  Amortization of stock-based compensation................        18,051       14,584            20,331            4,719
                                                              ----------     --------        ----------         --------
     Total operating expenses.............................     1,038,663       67,980           482,514           32,357
                                                              ----------     --------        ----------         --------
  Loss from operations....................................      (807,143)     (31,421)         (343,612)         (12,320)
Other income, net.........................................        16,331        2,219             4,580            2,059
                                                              ----------     --------        ----------         --------
Net loss before taxes.....................................      (790,812)     (29,202)         (339,032)         (10,261)
Provision for income taxes................................        (1,963)         (98)            8,592               73
                                                              ----------     --------        ----------         --------
Net loss..................................................    $ (792,775)    $(29,300)       $ (347,624)        $(10,334)
                                                              ==========     ========        ==========         ========
Net loss per share - basic and diluted....................        $(4.10)      $(0.42)           $(1.48)          $(0.07)
                                                              ==========     ========        ==========         ========
Weighted average used in computing basic and diluted net         193,417       70,064           235,285          155,980
 loss per share...........................................    ==========     ========        ==========         ========

                                                               As of September 30,                As of  December 31,
                                                              -----------------------        ---------------------------
                                                                 2000         1999              2000             1999
                                                              ----------     --------        ----------         --------
Balance Sheet Data (at period end):
Current assets............................................    $  358,674     $106,045        $  458,500         $121,873
Total assets..............................................     3,815,878      170,021         3,659,229          190,820
Current liabilities.......................................       218,827       47,057           275,285           73,328
Deferred Revenue..........................................       199,702       30,733           235,008           46,709
Other long-term liabilities, net of current portion.......           402          781                                656
Total liabilities.........................................       317,686       47,838           385,624           73,984
Minority interest.........................................             -            -            15,773                -
Stockholders' equity......................................    $3,498,192     $122,183        $3,257,832         $116,836
Income per common share from continuing operations            $    (4.17)    $  (0.45)       $    (1.46)        $  (0.08)
                                                              ==========     ========        ==========         ========

The information set forth on pages 53 through 84 of Ariba's Annual Report on Form 10-K for its fiscal year ended September 30, 2000 and pages 3 through 13 of Ariba's Quarterly Report on Form 10-Q for its fiscal quarter ended

December 31, 2000 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in the Offer to Exchange under "Additional Information."

Our earnings available for fixed charges of $(29,202,000) were inadequate to cover our fixed charges of $215,000 for the fiscal year ended September 30, 1999. Our earnings available for fixed charges of $(790,812,000) and $(339,032,000) were inadequate to cover our fixed charges of $221,000 and $51,000 for the year ended September 30, 2000 and three months ended December 31, 2000, respectively. Our book value per share was $13.01 as of December 31, 2000.